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EXHIBIT 24.
Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 33-15148, No. 33-15149, Post-effective Amendment No. 3 to No. 33-4436, No. 33-40800, No. 33-40801 and
No. 33-48169) and the Registration Statement (Form S-3, No. 33-48168) of Questar Corporation and in the related Prospectus of our report dated February 11, 1994, except for Note M as to which the date is March 1, 1994, with respect to the consolidated financial statements and schedules of Questar Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 1993.


ERNST & YOUNG

Salt Lake City, Utah
March 24, 1994